Exhibit 10.26

Directors’ Compensation

The following table provides information on our compensation and reimbursement practices for non-employee directors.  Neither Mr. Brunetti nor Mr. Kelly, each employed by us, received any compensation for his Board activities.

Annual Director Retainer	$35,000
Board Meeting Attendance Fees (per meeting)	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650
Committee Meeting Attendance Fees (per meeting)	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000
Operations, Nuclear & Environmental Committee	$5,000
Audit Committee	$10,000
Finance Committee	$5,000
Stock Equivalent Units	$52,800

We have a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders.  Under this Stock Equivalent Plan, which is filed as Exhibit 10.16 to this Form 10-K, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock.  Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service.  The stock equivalent units fluctuate in value as the value of our common stock fluctuates.  Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock.

On May 21, 2004, each non-employee director of the Company received an award of 3,287 stock equivalent units representing approximately $52,800 in cash value.  Additional stock equivalent units were accumulated during 2004 as dividends were paid on our common stock.  The number of stock equivalents for each non-employee director is listed in the share ownership chart that is set forth below.

During 2004, directors were able to participate in a deferred compensation plan that provided for deferral of director retainer and meeting fees until after retirement from the Board.  A director could defer director retainer and meeting fees into the Stock Equivalent Plan.  A director who elected to defer compensation under this plan may receive a premium of 20% of the compensation that is deferred.  In December 2004, the Board amended a number of executive and director compensation plans, including the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan, in part to comply with deferred compensation requirements of new Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as added by Section 885 of the American Jobs Creation Act of 2004, and other legislation.  As a result of the amendments, participation in the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan was frozen.  The plans will continue to operate in accordance with their terms with respect to amounts deferred and/or awarded prior to January 1, 2005.  It is expected that the plans will be amended in 2005 in order to achieve compliance with the new deferred compensation requirements and that the deferral of compensation will again be permitted under these plans.